[The Following Will Be Delivered by Electronic Mail]

May 13, 2003


                            CONFIRMATION OF RECEIPT

                  This message confirms that we have received your Letter of Transmittal relating to the offer by Niku Corporation to exchange certain outstanding options held by you for new options to be issued under Niku Corporation's 2000 Equity Incentive Plan, as amended.

                  Please note that this confirmation of receipt does not constitute a finding by Niku of the validity, accuracy or completeness of your Letter of Transmittal or the tender of your options. We are not obligated to give you notice of any defects or irregularities in your tender of options, and we are not liable for failing to give you notice of any defects or irregularities. We may reject your tender of options if we determine that it is not in appropriate form or if we determine that it is unlawful to accept.


                                            Sincerely,

                                            Joshua Pickus
                                            Chief Executive Officer